Exhibit 99.1

News Corporation

NEWS RELEASE

For Immediate Release

Contact: Media: Andrew Butcher 212-852-7070
Investors: Reed Nolte 212-852-7092

News Corporation Appoints José María Aznar To Board Of Directors

LONDON, ENGLAND, June 21, 2006 -- News Corporation today announced that José María Aznar, former President of Spain, has been appointed to the Company's Board of Directors. Mr. Aznar's appointment is effective immediately. The addition of Mr. Aznar increases the number of directors to 14.

Announcing the appointment of Mr. Aznar, News Corporation Chairman and Chief Executive Officer Rupert Murdoch said: "As President of Spain, Mr. Aznar earned worldwide respect for his strong economic record and unflinching stand against domestic and international terrorism. His impressive grasp of world politics and the realities of globalization, as well as his clear commitment to fiscal rectitude, will be of great benefit to News Corporation's stockholders."

Mr. Aznar, 53, became President of the Spanish Government (Prime Minister) in 1996, following the electoral success of the Partido Popular. Following the party's repeated success at the polls in the year 2000, this time obtaining an absolute majority, Mr. Aznar was re-elected. He held the presidency until the elections of 2004, at which time he voluntarily stood down in favor of a new candidate.

Throughout his time as President, he led a significant process of economic and social reform. Thanks to his liberalization and competition policies, budget control, rational public spending and tax cuts, almost five million new jobs were created in Spain. Spanish GDP increased a cumulative 64 percent over eight years. Throughout this time, the country advanced from 78 percent to 87 percent of the EU average income. The public deficit was reduced from 6 percent of GDP until the budget was balanced in the year 2002. Furthermore, during Mr. Aznar's time as President, Spain enjoyed its first two reductions in income tax since the advent of democracy.

One of Mr. Aznar's main concerns is the battle against terrorism. He is in favor of a firm policy, contrary to any kind of political concession, as well as the idea of fostering close international cooperation among the democratic countries. He is a firm supporter of Spain's close relationship with the United States and of the European Union's commitment to promoting greater freedom and economic reforms.

He is the President of FAES (Foundation for Social Studies and Analysis). He is also a Distinguished Scholar at Georgetown University, where he teaches various seminars on contemporary European politics at the Edmund A. Walsh School. He is the Honorific President of the Partido Popular, party in which he held the Executive Presidency between 1990 and 2004. He has also been a member of The State Council since 2005.

Aznar has written several books, including: Libertad y Solidaridad ("Freedom and Solidarity") (1991), España: la segunda transición (1994) ("Spain: The Second Transition"), La España en que yo creo (1995) ("The Spain I Believe In"), Ocho años de Gobierno (2004) ("Eight Years of Government") and Retratos y Perfiles: de Fraga a Bush (2005) ("Portraits and Profiles: from Fraga to Bush")

He is married to Ana Botella and has three children and two grandsons.

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of March 31, 2006 of approximately US$55 billion and total annual revenues of approximately US$25 billion. News Corporation is a diversified international media and entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.

For more information about News Corporation, please visit www.newscorp.com.